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                                                                    Exhibit 23.1

The Board of Directors
HomeSide Lending, Inc.:

We consent to incorporation by reference in the registration statements (No. 333-84179, 333-78629 and 333-45603) on Form S-3 of HomeSide Lending, Inc. of our report dated October 20, 2000, relating to the consolidated balance sheets of HomeSide Lending, Inc. and subsidiaries as of September 30, 2000 and 1999, and the related consolidated statements of income, changes in stockholder's equity, and cash flows for the years ended September 30, 2000 and 1999 and the period from February 11, 1998 through September 30, 1998, which report appears in the September 30, 2000 annual report on Form 10-K of HomeSide Lending, Inc.

/s/ KPMG LLP
Jacksonville, Florida
December 27, 2000